Exhibit 3.1

040101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the Office of	Business Number E0622132010-3
Ross Miller	Filing Number 20100962537-95
Secretary of State	Filed On 12/28/2010
State Of Nevada	Number of Pages 9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	SUPERIOR SILVER MINES, INC.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: CORPORATE SERVICE CENTER, INC. (Name) [ ] Noncommercial Registered Agent (name and address below) OR [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity: Street Address: 5190 NEIL ROAD SUITE 430, City: RENO, Nevada, Zip Code: 89502 Mailing Address (if different from street address): City: Nevada Zip Code:
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 510,000,000 (Common 500,000,000; preferred 10,000,000) Par value per share: $ $.0001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	(more directors on page 4 attached) 1) Thomas S. Smith (Name) 3714 S. Sommer Rd. (Street Address), Veradale (City), WA (State), 99037 (Zip Code) 2) Arthur P. Dammarell, Jr. (Name) 17822 N. Hatch Rd. (Street Address), Colbert (City), WA (State), 99005 (Zip Code)
5. Purpose: (optional; see instructions)	The purpose of the corporation shall be: The objects and purposes for which this Corporation is formed are as principals, (cont)
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Gregory B. Lipsker (Name) X [signature] Incorporator Signature 601 W. Main Ave., Suite 1017 (Address), Spokane (City), WA (State), 99201 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X [signature] Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date: 12/27/10

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 4-10-09

(1)

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

1. **Name of Corporation: SUPERIOR SILVER MINES, INC.**

4. Names and Addresses of the Board of Directors/Trustee: Additional Directors:

(4)

ARTICLES OF INCORPORATION

OF

SUPERIOR SILVER MINES, INC.

The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the provisions of the laws of the State of Nevada pursuant to NRS 78.

ARTICLE I

The name of this corporation is, and shall be SUPERIOR SILVER MINES, INC.

ARTICLE II

The objects and purposes for which this Corporation is formed are as principals, agents, or otherwise, to do in any part of the world any and every of the things therein set forth or permitted by law to the same extent as natural persons might and could do. In furtherance and not in limitation of the general powers conferred by the laws of the State of Nevada, we do expressly provide that the Corporation shall have power;

(a) To purchase, sell, option, own, locate, lease or otherwise acquire, mortgage and dispose. of lands, mines, mining claims and mineral rights; to own handle and control letters patent and inventions; to use and to own, enter, apply for patents for mines, millsites, mills, water-rights, tunnels, and rights of way; to work, prospect, explore, exploit and develop mines and mineral lands of every kind and nature and wherever the same may be situated, and to carry on every operation of the business of mining, milling and producing, zinc, lead, gold, silver, and any and all other metals and minerals of every kind and character and to sell and dispose of the same and the by-product thereof, and. to do everything that may be necessary or proper in the conduct of the business of working such mines and mineral lands and the production of ores and to buy, sell, contract for, own, erect, and operate all mills, smelting and other ore reduction works, sawmills, machinery, roads, tramways, ditches, flumes,. water rights, power plants of any and all kinds whatsoever, and to develop and use electricity for power and lighting purposes, and to file upon water rights for any and all purposes.

(b) To take, hold, lease, mortgage’, own, purchase, or acquire by operation of the law or otherwise, real property or any interest therein or appurtenant thereto, including storerooms, sawmills, store buildings and any part thereof or any interest therein, or to sell, lease, exchange, mortgage or hypothecate real estate or any interest therein and to engage in any and all undertakings and business necessary and proper to the improvement and betterment of the land or real property or interest therein, owned or otherwise acquired or to be owned or otherwise acquired by said corporation, or in any other lands in which the said corporation may have any interest and to handle and deal in any land, interest in land, or other property or interest therein, of said corporation in any manner it may desire.

(c) To enter into, make, perform and carry out any and all contracts or agreements of every kind, amount and character with any person, firm, association, corporation, Federal or State government or any political subdivision. or corporation or agency thereof.

(d) To purchase, own, sell, convey, mortgage, pledge, exchange, acquire by operation of law or otherwise, personal property of every kind and character, debts, dues and demands or causes of action, and each and every kind of personal property, evidence of debts, bonds, stocks of this and other corporations, both public and private, which the Corporation may deem necessary and convenient for its business or otherwise.

(e) To borrow and lend money from and to any person, firm, corporation association, or Federal or State government or any political subdivision, or corporation or agency thereof, and to make take and execute notes, mortgages, bond, deeds of trust, or other evidence of indebtedness to secure payment thereof, or by any other lawful manner or means, and to take, and receive notes, bonds, mortgages, deeds of trust, or any evidence of indebtedness for the use and benefit of said corporation, or otherwise.

(f) To own, hold, lease, or sublet, or to conduct on its own account, or for any person, firm association, corporation, or Federal or State government, or any political subdivision, or corporation or agency thereof, all and every kind of merchandise, business or property necessary or proper to carry on, an account of the business of said corporation.

(g) To build any and all necessary shops, buildings, storerooms, boarding houses, sleeping quarters, sawmills and structures at any place proper or convenient to carryon any or all of the business of said Corporation.

(h) To do and perform every act and thing necessary to carry out the above enumerated purposes, or calculated directly or indirectly to the advancement of the interest of the Corporation, or to, the enhancement of the value of its stock, holdings and property of any kind or character.

ARTICLE III

The corporate existence of this corporation shall be perpetual.

ARTICLE IV

The location and post office address of the corporation’s registered office in the State of Idaho shall be Wallace, Idaho.

ARTICLE V

The authorized capital stock of the corporation shall consist of two classes of stock designated as Common Stock and Preferred Stock. The total number of shares of Common Stock that the corporation will have authority to issue is Five Hundred Million (500,000,000). The shares shall have a par value of $0.0001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference. The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). The Preferred Stock shall have a stated value of $0.0001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

The said shares may be issued and sold from time to time by the corporation for such consideration and upon such terms as may, from time to time, be fixed by the Board of Directors without action by the stockholders.

Notwithstanding the provisions of Section 30-120, Idaho Code, the Board of Directors of this corporation shall have power and authority from time to time to authorize the sale of, and to sell for cash or otherwise, all or any portion of the unissued and/or of the treasury stock of this corporation without said stock, or any thereof, being first offered to the shareholders of this corporation.

ARTICLE VI

The corporate powers of the corporation shall be vested in a Board of Directors of not less than three, and no more than seven members, who shall be elected annually by the shareholders, and who shall serve until the election and qualification of their successors. No person shall serve as a director of this corporation who is not a shareholder therein. Directors who are to serve for the first corporate year shall be selected by the incorporators, unless otherwise determined by the shareholders, the Board of Directors, by resolution, shall from time to time fix the number of directors within the limit herein provided.

ARTICLE VII

In addition to the power conferred upon the shareholders by law, to make, amend or repeal By-Laws for this corporation, the Directors shall have the power to repeal and amend the By-Laws and, adopt new By-Laws, but such powers may be executed only by a majority of the whole Board of Directors.

ARTICLE VIII

A director or officer of the corporation shall not, in the absence of actual fraud be disqualified by his office from dealing or contracting, with the corporation, either as vendor, purchaser, or otherwise; and in the absence of actual fraud no transaction or contract of the corporation shall be void or voidable by reason of the fact that any director or officer, or firm of which any director or officer is a member, or any other corporation of which any director or officer is a shareholder, officer or director, is in any way interested in such transaction or contract; provided, that such transaction or contract is, or shall be, authorized, ratified or approved (1) by a vote of a majority of a quorum of the Board of Directors, or of the Executive Committee, if any, counting for the purpose of determining the existence of such majority or quorum, any Director, when present, who is so interested, or who is a member of a firm so interested, or who is a shareholder, or who is a member of a firm so interested; or (2) at a stockholders’ meeting by a vote of a majority of the outstanding shares of the corporation represented at such meeting and then entitled to vote, or by writing or writings signed by a majority of such holders of stock which shall have the same force and effect as though authorization, ratification, or approval were made by the stockholders; and no director or officer shall be liable to account to the corporation for any profits realized by him through any such transaction or contract of the corporation authorized, ratified, or approved, as aforesaid, by reason of the fact that he may be, or any firm of which he is a member, or any corporation of which is a shareholder, officer or director, was interested in such transaction. Nothing in this paragraph contained shall create any liability in the events above mentioned, or prevent the authorization, ratification or approval of such contracts or transactions in any other manner than permitted by law, or invalidate or made voidable any contract or transaction which would be valid without reference to the provisions of this paragraph.

ARTICLE IX

The initial Board of Directors of this corporation consists of four (4) directors. The name and address of such directors are as follows:

Name	Address

Thomas S. Smith	3714 S. Sommer Rd.
Veradale, WA 99037

Arthur P. Dammarell, Jr.	17822 N. Hatch Rd.
Colbert, WA 99005

Dale B. Lavigne	P.O. Box 2170
Osburn, ID 83849

H. James Magnuson	P.O. Box 2288
Coeur d’Alene, ID 83816

ARTICLE X

The name of the registered agent of this corporation is Corporate Service Center, Inc.

ARTICLE XI

The post office address of the registered office of this corporation is 5190 Neil Rd., Suite 430, Reno, NV 89502.

ARTICLE XII

The name and address of the incorporator is as follows:

Name	Address

Gregory B. Lipsker	601 W. Main Avenue, Suite 1017
Spokane, WA 99201

Dated this 21 st day of December, 2010.
/s/ Gregory B. Lipsker